Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

October 21, 2024
McKINNEY, Texas, October 21, 2024 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net income of $20.4 million, or $0.49 per diluted share, for the quarter ended September 30, 2024, compared to $32.8 million, or $0.79 per diluted share for the quarter ended September 30, 2023 and net loss of $493,455 or ($11.93) per diluted share for the quarter ended June 30, 2024. Adjusted (non-GAAP) net income for the quarter ended September 30, 2024 was $20.6 million, or $0.50 per diluted share, compared to $32.6 million, or $0.79 per diluted share for the quarter ended September 30, 2023 and $24.9 million, or $0.60 per diluted share for the quarter ended June 30, 2024.
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on November 14, 2024 to stockholders of record as of the close of business on October 31, 2024.
Highlights
•Net interest margin expanded by 3 basis points to 2.50%
•Loan yields expanded by 4 basis points to 6.07%
•Continued healthy credit metrics with nonperforming asset ratio of 0.37% and net charge-off ratio of 0.00%, annualized for the quarter
•Increased book value by $1.18 per share to $47.03 and (non-GAAP) tangible book value by $1.27 per share to $34.54
•Total capital ratio grew by 151 basis points to 13.26%, and (non-GAAP) tangible common equity (TCE) ratio grew by 20 basis points to 7.92%
“During the third quarter, we were pleased to see our net interest margin continue its expansion upward, slightly offset by the excess liquidity held during the quarter, as our loans continue to reprice. We also saw substantial enhancement of balance sheet strength in the third quarter as we replaced maturing subordinated debt which had lost capital treatment, resulting in a material increase to total regulatory capital. Also of note, we made the strategic decision to exit the mortgage warehouse line of business during the quarter, which should result in further increases to capital and liquidity once it has fully wound down,” said Independent Bank Group Chairman & CEO David R. Brooks. “As we enter the fourth quarter, we look forward to disciplined execution on all fronts while we work toward the completion of our pending merger with SouthState Corporation. We remain excited to join SouthState, a company whose culture, business model, and credit discipline matches ours.”

Third Quarter 2024 Balance Sheet Highlights
Loans
•Total loans held for investment, excluding mortgage warehouse purchase loans, were $13.9 billion at September 30, 2024 compared to $14.0 billion at June 30, 2024 and $13.8 billion at September 30, 2023. Loans held for investment, excluding mortgage warehouse purchase loans, decreased $91.5 million, or 2.6% on an annualized basis, during third quarter 2024.
•Average mortgage warehouse purchase loans were $517.3 million for the quarter ended September 30, 2024 compared to $538.5 million for the quarter ended June 30, 2024, and $425.9 million for the quarter ended September 30, 2023, a decrease of $21.2 million, or 3.9% from the linked quarter and an increase of $91.4 million, or 21.5% year over year.
•During the quarter, the Company notified its mortgage warehouse customers that it intends to cease funding new mortgage warehouse purchase loans during the fourth quarter and exit the mortgage warehouse line of business.
Asset Quality
•Nonperforming assets totaled $68.1 million, or 0.37% of total assets at September 30, 2024, compared to $64.9 million or 0.35% of total assets at June 30, 2024, and $61.0 million, or 0.33% of total assets at September 30, 2023.
•Nonperforming loans totaled $59.3 million, or 0.43% of total loans held for investment at September 30, 2024, compared to $56.1 million, or 0.40% at June 30, 2024 and $38.4 million, or 0.28% at September 30, 2023.
•The increases in nonperforming loans and nonperforming assets for the linked quarter was primarily due to a $2.9 million commercial real estate loan added to nonaccrual and a $2.9 million commercial real estate loan that was past due 90 days and still accruing offset by net paydowns for the quarter.
•The increases in nonperforming loans and assets from the prior year reflects the nonperforming loan changes discussed above, as well as a commercial real estate loan totaling $13.0 million added to nonaccrual in fourth quarter 2023 and two commercial relationships totaling $3.4 million added to nonaccrual in the first half of 2024, offset by net paydowns in the year over year period. In addition, the prior year change in nonperforming assets also reflects reductions of $13.8 million in other real estate owned during the year over year period.
•Net charge-offs were 0.00% annualized in the third quarter 2024 compared to 0.10% annualized in the linked quarter and 0.01% annualized in the prior year quarter.
Deposits, Borrowings and Liquidity
•Total deposits were $16.0 billion at September 30, 2024 compared to $15.8 billion at June 30, 2024 and $15.3 billion at September 30, 2023.
•Total borrowings (other than junior subordinated debentures) were $454.8 million at September 30, 2024, an increase of $27.6 million from June 30, 2024 and a decrease of $91.9 million from September 30, 2023. The linked quarter change reflects a $33.8 million payoff of the Company's unsecured line of credit and the redemption of $110.0 million in subordinated debentures offset by the issuance of $175.0 million in new subordinated debentures (net of $3.8 million in issuance costs). The year over year change reflects the aforementioned changes in addition to a $155.0 million BTFP advance taken in first quarter 2024 offset by a reduction of $275.0 million in short-term FHLB advances for the year over year period.
Capital
•The Company continues to be well capitalized under regulatory guidelines. At September 30, 2024, the estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 10.01%, 9.08%, 10.36% and 13.26%, respectively, compared to 9.69%, 8.76%, 10.03%, and 11.75%, respectively, at June 30, 2024 and 9.86%, 9.09%, 10.21%, and 11.89%, respectively at September 30, 2023.

Third Quarter 2024 Operating Results
Net Interest Income
•Net interest income was $106.8 million for third quarter 2024 compared to $109.0 million for third quarter 2023 and $105.1 million for second quarter 2024. The decrease from the prior year was primarily due to the increased funding costs on our deposit products offset to a lesser extent by increased earnings on average loan balances. The increase from the linked quarter was primarily due to increased earnings on loans and interest-bearing deposits offset by an increase in interest expense on deposits during the quarter. The third quarter 2024 includes $1.0 million in acquired loan accretion compared to $940 thousand in third quarter 2023 and $1.0 million in second quarter 2024.
•The average balance of total interest-earning assets grew by $349.9 million and totaled $17.0 billion for the quarter ended September 30, 2024 compared to $16.7 billion for the quarter ended September 30, 2023 and decreased slightly by $89.1 million from $17.1 billion for the quarter ended June 30, 2024. The increase from the prior year is primarily due to an increase in average loans of $369.4 million due to organic growth primarily occurring in the second half of 2023.
•The yield on interest-earning assets was 5.65% for third quarter 2024 compared to 5.31% for third quarter 2023 and 5.62% for second quarter 2024. The increase in asset yield compared to the prior year and linked quarter is primarily a result of increases in the benchmark rates over the last year. The average loan yield, net of acquired loan accretion was 6.04% for the current quarter, compared to 5.67% for prior year quarter and 6.00% for the linked quarter.
•The cost of interest-bearing liabilities, including borrowings, was 4.16% for third quarter 2024 compared to 3.72% for third quarter 2023 and 4.16% for second quarter 2024. The increase from the prior year is reflective of higher funding costs, primarily on deposit products as a result of Fed Funds rate increases in 2023 offset by decreased costs on FHLB advances, primarily due to lower holdings based on liquidity needs resulting in a shift in funding sources during the year-over-year period. The linked quarter cost of interest-bearing liabilities remains unchanged primarily due to a shift in the mix of deposits from higher rate accounts to lower rate accounts offset by the shift in borrowings from lower rate short-term borrowings to higher rate long-term borrowings.
•The net interest margin was 2.50% for third quarter 2024 compared to 2.60% for third quarter 2023 and 2.47% for second quarter 2024. The net interest margin excluding acquired loan accretion was 2.47% for third quarter 2024 compared to 2.58% for third quarter 2023 and 2.45% for second quarter 2024. The decrease in net interest margin from the prior year was primarily due to the increased funding costs on deposits, offset by a reduction in funding costs on advances and other borrowings due to lower average balances, as well as higher earnings on loans due to organic growth and rate increases for the respective periods. The linked quarter change positively reflects the increased rates on loans and lower rates paid on deposits offset by the shift in mix of short and long-term borrowings as discussed above.
Noninterest Income
•Total noninterest income decreased $185 thousand compared to third quarter 2023 and increased $28 thousand compared to second quarter 2024.
•The decrease from the prior year quarter primarily reflects a $740 thousand decrease in other noninterest income offset by increases of $295 thousand in investment management fees and $187 thousand in BOLI income.
Noninterest Expense
•Total noninterest expense increased $8.6 million compared to third quarter 2023 and decreased $517.0 million compared to second quarter 2024.
•The increase in noninterest expense in third quarter 2024 compared to the prior year is due primarily to increases of $6.4 million in salaries and benefits, $1.0 million in communications and technology expense and $543 thousand in FDIC assessment. In addition, there was $460 thousand of acquisition expenses incurred in the current quarter.
•The decrease from the linked quarter primarily reflects a decrease of $1.9 million in acquisition expenses offset by an increase of $1.4 million in FDIC assessment. In addition, there was a $518.0 million goodwill impairment charge that occurred in the linked quarter.
•The increase in salaries and benefits from the prior year primarily reflects increases in incentive and equity awards as well as increases in various employee benefits.
•The increase in communications and technology expense from the prior year was due to software cost increases among various technology and information security vendors, as well as an increase in cloud-based software expenses.
•The increase in FDIC assessment for the prior year and linked quarter reflects overall increases in the assessment rates, including the impact from the Company's current year loss position.

Provision for Credit Losses
•The Company recorded a $4.7 million provision for credit losses for third quarter 2024, compared to provision expense of $340 thousand for third quarter 2023 and zero provision for the linked quarter. Provision expense (reversal) during a given period is generally dependent on changes in various factors, including economic conditions, credit quality and past due trends, as well as loan growth or decline and charge-offs or specific credit loss allocations taken during the respective period. The increased provision expense for third quarter 2024 is primarily due to $4.5 million in additional specific credit allocations on a commercial relationship.
•The allowance for credit losses on loans was $150.3 million, or 1.08% of total loans held for investment, net of mortgage warehouse purchase loans, at September 30, 2024, compared to $148.2 million, or 1.08% at September 30, 2023 and compared to $145.3 million, or 1.04% at June 30, 2024.
•The allowance for credit losses on off-balance sheet exposures was $3.4 million at September 30, 2024 compared to $4.4 million at September 30, 2023, compared to $3.5 million at June 30, 2024. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment.
Income Taxes
•Federal income tax expense of $5.3 million was recorded for the third quarter 2024, an effective rate of 20.5% compared to federal tax expense of $8.2 million and an effective rate of 20.1% for the prior year quarter and income tax expense of $5.1 million and an effective rate of (1.0)% for the linked quarter. The effective tax rate in the linked quarter was primarily due to the goodwill impairment charge, of which $512.4 million is not deductible for tax purposes.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2024 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2024 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings (loss) per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the Company’s ability to sustain its current internal growth rate and total growth rate; 2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 6) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 7) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 8) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 9) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 10) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 11) material increases or decreases in the amount of insured and/or uninsured deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 12) adverse developments in the banking industry related to soundness of other financial institutions, and the potential impact of such developments on customer confidence, liquidity, and regulatory responses, including regulatory oversight, examinations, and any potential related findings and actions; (13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) the effects of infectious disease outbreaks and the significant impact and associated efforts to limit such spread has had or may have an economic conditions and the Company's business, employees, customers, asset quality, and financial performance; 19) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 20) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquired or will acquire or to which any of such entities is subject; 21) the occurrence of market conditions adversely affecting the financial industry generally; 22) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 23) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 24) governmental monetary and fiscal policies; 25) changes in the scope and cost of FDIC insurance and other coverage; 26) the effects of war or other conflicts, including, but not limited to, the conflicts between Russia and the Ukraine and Israel and Hamas, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 27) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 28) the Company’s revenues after previous or future acquisitions are less than expected; 29) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 30) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 31) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 32) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 33) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 34) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 35) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 36) changes occur in business conditions and inflation generally; 37) an increase in the rate of personal or commercial customers’ bankruptcies generally; 38) technology-related changes are harder to make or are more expensive than expected; 39) attacks on the security of, and breaches of, the Company's and Independent Financial's digital information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 40) the potential impact of climate change and related government regulation on the Company and its customers; 41) the potential impact of technology and “FinTech” entities on the banking industry generally; 42) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; 43) the possibility that the Company’s pending merger with SouthState Corporation (the “Merger”) does not close when expected or at all because required regulatory or other approvals or conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger); 44) the risk that the benefits from the Merger may not be fully realized or may take longer to realize than expected; 45) the risk of disruption to the parties’ businesses as a result of the announcement and pendency of the Merger; 46) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and 47) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2024, Part I, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, the Company’s other Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors.” The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Chief Financial Officer (972) 562-9004 Paul.Langdale@ifinancial.com
Media:

Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com
Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Selected Income Statement Data
Interest income	$241,716	$239,085	$235,205	$232,522	$222,744
Interest expense	134,878	133,937	132,174	126,217	113,695
Net interest income	106,838	105,148	103,031	106,305	109,049
Provision for credit losses	4,700	—	(3,200)	3,480	340
Net interest income after provision for credit losses	102,138	105,148	106,231	102,825	108,709
Noninterest income	13,461	13,433	12,870	10,614	13,646
Noninterest expense	89,896	606,911	88,473	95,125	81,334
Income tax expense	5,266	5,125	6,478	3,455	8,246
Net income (loss)	20,437	(493,455)	24,150	14,859	32,775
Adjusted net income (1)	20,588	24,884	26,001	25,509	32,624

Per Share Data (Common Stock)
Earnings (loss):
Basic	$0.49	$(11.93)	$0.58	$0.36	$0.79
Diluted	0.49	(11.93)	0.58	0.36	0.79
Adjusted earnings:
Basic (1)	0.50	0.60	0.63	0.62	0.79
Diluted (1)	0.50	0.60	0.63	0.62	0.79
Dividends	0.38	0.38	0.38	0.38	0.38
Book value	47.03	45.85	58.02	58.20	56.49
Tangible book value (1)	34.54	33.27	32.85	32.90	31.11
Common shares outstanding	41,439,096	41,376,169	41,377,745	41,281,919	41,284,003
Weighted average basic shares outstanding (2)	41,432,637	41,377,917	41,322,744	41,283,041	41,284,964
Weighted average diluted shares outstanding (2)	41,497,514	41,377,917	41,432,042	41,388,564	41,381,034

Selected Period End Balance Sheet Data
Total assets	$18,583,149	$18,359,162	$18,871,452	$19,035,102	$18,519,872
Cash and cash equivalents	1,348,055	770,749	729,998	721,989	711,709
Securities available for sale	1,510,572	1,494,470	1,543,247	1,593,751	1,545,904
Securities held to maturity	203,863	204,319	204,776	205,232	205,689
Loans, held for sale	12,806	12,012	21,299	16,420	18,068
Loans, held for investment (3)	13,896,238	13,988,169	14,059,277	14,160,853	13,781,102
Mortgage warehouse purchase loans	392,691	633,654	554,616	549,689	442,302
Allowance for credit losses on loans	150,285	145,323	148,437	151,861	148,249
Goodwill and other intangible assets	517,660	520,553	1,041,506	1,044,581	1,047,687
Other real estate owned	8,685	8,685	8,685	9,490	22,505
Noninterest-bearing deposits	3,447,184	3,378,493	3,300,773	3,530,704	3,703,784
Interest-bearing deposits	12,547,884	12,464,183	12,370,942	12,192,331	11,637,185
Borrowings (other than junior subordinated debentures)	454,762	427,129	496,975	621,821	546,666
Junior subordinated debentures	54,766	54,717	54,667	54,617	54,568
Total stockholders' equity	1,948,898	1,897,083	2,400,807	2,402,593	2,332,098

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Selected Performance Metrics
Return on average assets	0.44%	(10.55)%	0.51%	0.31%	0.70%
Return on average equity	4.24	(87.53)	4.05	2.51	5.51
Return on tangible equity (4)	5.81	(146.65)	7.16	4.54	9.92
Adjusted return on average assets (1)	0.45	0.53	0.55	0.54	0.70
Adjusted return on average equity (1)	4.27	4.41	4.36	4.32	5.48
Adjusted return on tangible equity (1) (4)	5.86	7.40	7.71	7.79	9.87
Net interest margin	2.50	2.47	2.42	2.49	2.60
Efficiency ratio (5)	72.32	509.32	73.68	78.70	63.75
Adjusted efficiency ratio (1) (5)	72.17	71.09	71.63	67.96	63.84

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.37%	0.35%	0.34%	0.32%	0.33%
Nonperforming loans to total loans held for investment	0.43	0.40	0.40	0.37	0.28
Nonperforming assets to total loans held for investment and other real estate	0.49	0.46	0.46	0.43	0.44
Allowance for credit losses on loans to nonperforming loans	253.57	258.83	263.85	293.17	385.81
Allowance for credit losses to total loans held for investment	1.08	1.04	1.06	1.07	1.08
Net charge-offs to average loans outstanding (annualized)	—	0.10	—	0.01	0.01

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	10.01%	9.69%	9.60%	9.58%	9.86%
Estimated tier 1 capital to average assets	9.08	8.76	8.91	8.94	9.09
Estimated tier 1 capital to risk-weighted assets	10.36	10.03	9.94	9.93	10.21
Estimated total capital to risk-weighted assets	13.26	11.75	11.68	11.57	11.89
Total stockholders' equity to total assets	10.49	10.33	12.72	12.62	12.59
Tangible common equity to tangible assets (1)	7.92	7.72	7.62	7.55	7.35
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of Non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $68,067, $64,946, $65,057, $61,404 and $61,044, respectively. Nonperforming loans, which consists of nonaccrual loans and loans delinquent 90 days and still accruing interest totaled $59,268, $56,147, $56,258, $51,800 and $38,425, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income (Loss)
Three and Nine Months Ended September 30, 2024 and 2023
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Interest income:
Interest and fees on loans	$221,169	$202,725	$655,971	$580,631
Interest on taxable securities	7,174	7,674	22,851	23,323
Interest on nontaxable securities	2,482	2,558	7,524	7,747
Interest on interest-bearing deposits and other	10,891	9,787	29,660	27,513
Total interest income	241,716	222,744	716,006	639,214
Interest expense:
Interest on deposits	127,075	102,600	374,833	243,005
Interest on FHLB advances	—	6,054	4,605	29,903
Interest on other borrowings	6,573	3,808	17,871	12,248
Interest on junior subordinated debentures	1,230	1,233	3,680	3,480
Total interest expense	134,878	113,695	400,989	288,636
Net interest income	106,838	109,049	315,017	350,578
Provision for credit losses	4,700	340	1,500	650
Net interest income after provision for credit losses	102,138	108,709	313,517	349,928
Noninterest income:
Service charges on deposit accounts	3,617	3,568	10,803	10,436
Investment management fees	2,765	2,470	8,222	7,215
Mortgage banking revenue	1,682	1,774	4,857	5,646
Mortgage warehouse purchase program fees	617	555	1,812	1,414
(Loss) gain on sale of loans	—	(7)	74	(14)
Gain on sale of other real estate	—	—	13	—
(Loss) gain on sale and disposal of premises and equipment	(9)	(56)	(20)	345
Increase in cash surrender value of BOLI	1,652	1,465	4,779	4,252
Other	3,137	3,877	9,224	11,201
Total noninterest income	13,461	13,646	39,764	40,495
Noninterest expense:
Salaries and employee benefits	50,039	43,618	146,432	136,833
Occupancy	12,326	12,408	36,951	35,607
Communications and technology	7,937	6,916	23,298	21,202
FDIC assessment	4,196	3,653	13,154	10,171
Advertising and public relations	479	587	1,747	2,195
Other real estate owned expenses (income), net	141	(253)	169	(482)
Impairment of other real estate	—	—	345	2,200
Amortization of other intangible assets	2,893	3,111	8,921	9,333
Litigation settlement	—	—	—	102,500
Professional fees	1,296	1,262	4,406	6,112
Acquisition expense, including legal	460	—	2,798	—
Goodwill impairment	—	—	518,000	—
Other	10,129	10,032	29,059	30,748
Total noninterest expense	89,896	81,334	785,280	356,419
Income (loss) before taxes	25,703	41,021	(431,999)	34,004
Income tax expense	5,266	8,246	16,869	5,662
Net income (loss)	$20,437	$32,775	$(448,868)	$28,342

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2024 and December 31, 2023
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
Assets	2024	2023
Cash and due from banks	$103,157	$98,396
Interest-bearing deposits in other banks	1,244,898	623,593
Cash and cash equivalents	1,348,055	721,989
Certificates of deposit held in other banks	—	248
Securities available for sale, at fair value	1,510,572	1,593,751
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively, fair value of $172,306 and $170,997, respectively	203,863	205,232
Loans held for sale (includes $10,037 and $12,016 carried at fair value, respectively)	12,806	16,420
Loans, net of allowance for credit losses of $150,285 and $151,861, respectively	14,138,644	14,558,681
Premises and equipment, net	350,252	355,833
Other real estate owned	8,685	9,490
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	14,489	34,915
Bank-owned life insurance (BOLI)	250,276	245,497
Deferred tax asset	67,733	92,665
Goodwill	476,021	994,021
Other intangible assets, net	41,639	50,560
Other assets	160,114	155,800
Total assets	$18,583,149	$19,035,102

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,447,184	$3,530,704
Interest-bearing	12,547,884	12,192,331
Total deposits	15,995,068	15,723,035
FHLB advances	—	350,000
Other borrowings	454,762	271,821
Junior subordinated debentures	54,766	54,617
Other liabilities	129,655	233,036
Total liabilities	16,634,251	16,632,509
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (41,439,096 and 41,281,919 shares outstanding, respectively)	414	413
Additional paid-in capital	1,974,143	1,966,686
Retained earnings	117,652	616,724
Accumulated other comprehensive loss	(143,311)	(181,230)
Total stockholders’ equity	1,948,898	2,402,593
Total liabilities and stockholders’ equity	$18,583,149	$19,035,102

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended September 30, 2024 and 2023
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended September 30,
	2024			2023
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$14,487,650	$221,169	6.07%	$14,118,264	$202,725	5.70%
Taxable securities	1,326,655	7,174	2.15	1,411,578	7,674	2.16
Nontaxable securities	387,537	2,482	2.55	410,391	2,558	2.47
Interest-bearing deposits and other	804,594	10,891	5.38	716,271	9,787	5.42
Total interest-earning assets	17,006,436	241,716	5.65	16,656,504	222,744	5.31
Noninterest-earning assets	1,292,346			1,864,096
Total assets	$18,298,782			$18,520,600
Interest-bearing liabilities:
Checking accounts	$5,490,570	$51,584	3.74%	$5,596,274	$47,657	3.38%
Savings accounts	497,721	304	0.24	590,577	90	0.06
Money market accounts	2,181,715	22,893	4.17	1,565,181	15,200	3.85
Certificates of deposit	4,216,985	52,294	4.93	3,566,496	39,653	4.41
Total deposits	12,386,991	127,075	4.08	11,318,528	102,600	3.60
FHLB advances	—	—	—	463,967	6,054	5.18
Other borrowings - short-term	166,005	2,106	5.05	41,087	738	7.13
Other borrowings - long-term	279,725	4,467	6.35	237,862	3,070	5.12
Junior subordinated debentures	54,749	1,230	8.94	54,550	1,233	8.97
Total interest-bearing liabilities	12,887,470	134,878	4.16	12,115,994	113,695	3.72
Noninterest-bearing demand accounts	3,361,194			3,798,091
Noninterest-bearing liabilities	132,968			246,340
Stockholders’ equity	1,917,150			2,360,175
Total liabilities and equity	$18,298,782			$18,520,600
Net interest income		$106,838			$109,049
Interest rate spread			1.49%			1.59%
Net interest margin (2)			2.50			2.60
Net interest income and margin (tax equivalent basis) (3)		$107,971	2.53		$110,077	2.62
Average interest-earning assets to interest-bearing liabilities			131.96			137.48
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine Months Ended September 30, 2024 and 2023
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Nine Months Ended September 30,
	2024			2023
	Average Outstanding Balance	Interest	Yield/Rate (4)	Average Outstanding Balance	Interest	Yield/Rate (4)
Interest-earning assets:
Loans (1)	$14,578,678	$655,971	6.01%	$14,026,604	$580,631	5.53%
Taxable securities	1,367,468	22,851	2.23	1,444,280	23,323	2.16
Nontaxable securities	392,657	7,524	2.56	417,459	7,747	2.48
Interest-bearing deposits and other	730,098	29,660	5.43	724,787	27,513	5.08
Total interest-earning assets	17,068,901	716,006	5.60	16,613,130	639,214	5.14
Noninterest-earning assets	1,609,929			1,855,135
Total assets	$18,678,830			$18,468,265
Interest-bearing liabilities:
Checking accounts	$5,494,894	$151,144	3.67%	$5,836,196	$128,493	2.94%
Savings accounts	515,145	693	0.18	652,067	263	0.05
Money market accounts	2,024,517	63,418	4.18	1,587,340	38,646	3.26
Certificates of deposit	4,285,623	159,578	4.97	2,604,697	75,603	3.88
Total deposits	12,320,179	374,833	4.06	10,680,300	243,005	3.04
FHLB advances	112,044	4,605	5.49	817,436	29,903	4.89
Other borrowings - short-term	184,049	7,264	5.27	40,196	2,082	6.93
Other borrowings - long-term	252,175	10,607	5.62	247,258	10,166	5.50
Junior subordinated debentures	54,699	3,680	8.99	54,501	3,480	8.54
Total interest-bearing liabilities	12,923,146	400,989	4.14	11,839,691	288,636	3.26
Noninterest-bearing demand accounts	3,354,693			4,058,686
Noninterest-bearing liabilities	207,665			203,021
Stockholders’ equity	2,193,326			2,366,867
Total liabilities and equity	$18,678,830			$18,468,265
Net interest income		$315,017			$350,578
Interest rate spread			1.46%			1.88%
Net interest margin (2)			2.47			2.82
Net interest income and margin (tax equivalent basis) (3)		$318,302	2.49		$353,680	2.85
Average interest-earning assets to interest-bearing liabilities			132.08			140.32
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the nine month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2024 and December 31, 2023
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	September 30, 2024		December 31, 2023
	Amount	% of Total	Amount	% of Total
Commercial	$2,123,443	14.8%	$2,266,851	15.4%
Mortgage warehouse purchase loans	392,691	2.7	549,689	3.7
Real estate:
Commercial real estate	8,311,344	58.2	8,289,124	56.3
Commercial construction, land and land development	1,140,863	8.0	1,231,484	8.4
Residential real estate (1)	1,715,099	12.0	1,686,206	11.5
Single-family interim construction	430,283	3.0	517,928	3.5
Agricultural	113,851	0.8	109,451	0.7
Consumer	74,161	0.5	76,229	0.5
Total loans	14,301,735	100.0%	14,726,962	100.0%
Allowance for credit losses	(150,285)		(151,861)
Total loans, net	$14,151,450		$14,575,101
____________
(1) Includes loans held for sale of $12,806 and $16,420 at September 30, 2024 and December 31, 2023, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$106,838	$105,148	$103,031	$106,305	$109,049
Provision for Credit Losses - Reported	(b)	4,700	—	(3,200)	3,480	340
Noninterest Income - Reported	(c)	13,461	13,433	12,870	10,614	13,646
(Gain) loss on sale of loans		—	—	(74)	—	7
(Gain) loss on sale of other real estate		—	—	(13)	1,797	—
Loss on sale and disposal of premises and equipment		9	11	—	22	56
Recoveries on loans charged off prior to acquisition		(6)	(57)	(5)	(64)	(279)
Adjusted Noninterest Income	(d)	13,464	13,387	12,778	12,369	13,430
Noninterest Expense - Reported	(e)	89,896	606,911	88,473	95,125	81,334
OREO impairment		—	—	(345)	(3,015)	—
FDIC special assessment		273	645	(2,095)	(8,329)	—
Goodwill and asset impairment		—	(518,000)	—	—	—
Acquisition expense (1)		(460)	(2,338)	—	(27)	(27)
Adjusted Noninterest Expense	(f)	89,709	87,218	86,033	83,754	81,307
Income Tax Expense - Reported	(g)	5,266	5,125	6,478	3,455	8,246
Net Income (Loss) - Reported	(a) - (b) + (c) - (e) - (g) = (h)	20,437	(493,455)	24,150	14,859	32,775
Adjusted Net Income (2)	(a) - (b) + (d) - (f) = (i)	$20,588	$24,884	$26,001	$25,509	$32,624

ADJUSTED PROFITABILITY (3)
Total Average Assets	(j)	$18,298,782	$18,803,877	$18,938,008	$18,815,342	$18,520,600
Total Average Stockholders' Equity	(k)	1,917,150	2,267,289	2,398,573	2,344,652	2,360,175
Total Average Tangible Stockholders' Equity (4)	(l)	1,398,494	1,353,313	1,356,042	1,299,026	1,311,417
Reported Return on Average Assets	(h) / (j)	0.44%	(10.55)%	0.51%	0.31%	0.70%
Reported Return on Average Equity	(h) / (k)	4.24	(87.53)	4.05	2.51	5.51
Reported Return on Average Tangible Equity	(h) / (l)	5.81	(146.65)	7.16	4.54	9.92
Adjusted Return on Average Assets (5)	(i) / (j)	0.45	0.53	0.55	0.54	0.70
Adjusted Return on Average Equity (5)	(i) / (k)	4.27	4.41	4.36	4.32	5.48
Adjusted Return on Tangible Equity (5)	(i) / (l)	5.86	7.40	7.71	7.79	9.87

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$2,893	$2,953	$3,075	$3,106	$3,111
Reported Efficiency Ratio	(e - m) / (a + c)	72.32%	509.32%	73.68%	78.70%	63.75%
Adjusted Efficiency Ratio	(f - m) / (a + d)	72.17	71.09	71.63	67.96	63.84
____________
(1) Prior to 2024, acquisition expenses include compensation related expenses for equity awards granted at acquisition. Second and third quarter 2024 includes merger-related expenses related to the announced merger with SouthState Corporation.
(2) Assumes an adjusted effective tax rate of 20.5%, 20.5%, 21.2%, 18.9%, and 20.1%, respectively. Second quarter 2024 normalized rate excludes the effect of nondeductible acquisition expenses and goodwill impairment charges.
(3) Quarterly metrics are annualized.
(4) Excludes average balance of goodwill and net other intangible assets.
(5) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Tangible Common Equity
Total common stockholders' equity	$1,948,898	$1,897,083	$2,400,807	$2,402,593	$2,332,098
Adjustments:
Goodwill	(476,021)	(476,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(41,639)	(44,532)	(47,485)	(50,560)	(53,666)
Tangible common equity	$1,431,238	$1,376,530	$1,359,301	$1,358,012	$1,284,411

Tangible Assets
Total assets	$18,583,149	$18,359,162	$18,871,452	$19,035,102	$18,519,872
Adjustments:
Goodwill	(476,021)	(476,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(41,639)	(44,532)	(47,485)	(50,560)	(53,666)
Tangible assets	$18,065,489	$17,838,609	$17,829,946	$17,990,521	$17,472,185
Common shares outstanding	41,439,096	41,376,169	41,377,745	41,281,919	41,284,003
Tangible common equity to tangible assets	7.92%	7.72%	7.62%	7.55%	7.35%
Book value per common share	$47.03	$45.85	$58.02	$58.20	$56.49
Tangible book value per common share	34.54	33.27	32.85	32.90	31.11